As filed with the Securities and Exchange Commission on November 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANT ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	39-1380265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4902 North Biltmore Lane

Madison, Wisconsin 53718

(608) 458-3311

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James H. Gallegos

Executive Vice President, General Counsel

& Corporate Secretary

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

(608) 458-3311

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew B. Moore

Allison C. Handy

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101-3099

(206) 359-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	5,000,000 shares	$56.16	$280,800,000	$9,604

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such additional securities to be offered or issued from time to time in connection with stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price reported on the Nasdaq Global Select Market for the registrant’s common stock on November 2, 2020.

(3)

Pursuant to Rule 415(a)(6) under the Securities Act of 1933, 3,432,455 shares of the registrant’s common stock included in this registration statement are unsold securities previously registered on the registrant’s registration statement on Form S-3 (Registration No. 333-221355) filed on November 6, 2017 (“Prior Registration Statement”). The registration fees previously paid in connection with such unsold shares will continue to be applied to such unsold securities pursuant to Rule 415(a)(6). Accordingly, the amount of the registration fee has been calculated based on the $ $88,033,327.20 proposed maximum aggregate offering price of the additional 1,567,545 shares of common stock registered on this registration statement. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

PROSPECTUS

ALLIANT ENERGY CORPORATION

SHAREOWNER DIRECT PLAN

5,000,000 Shares of Common Stock

We are offering participation in our Shareowner Direct Plan. The plan provides you with a variety of options, including:

•	automatic reinvestment of all or a portion of your cash dividends paid on shares of our common stock in additional shares of our common stock;

•	the ability for persons who are not shareowners to purchase their initial shares of our common stock;

•

a means of purchasing additional shares of our common stock by making optional cash investments of up to $360,000 per calendar year (or a greater amount if a waiver is granted), including any initial investment;

•	a free custodial service for depositing your common stock certificates with the Plan Administrator for safekeeping;

•	the ability to transfer or make gifts of your shares of our common stock at no charge; and

•	the ability to sell your shares of our common stock through the plan.

The plan provides that shares of our common stock may be purchased for participants from us or in the open market or in privately negotiated transactions. The price of shares of common stock purchased under the plan will be either:

•

the average of the high and low sale price of shares of our common stock as reported on the Nasdaq Global Select Market (“Nasdaq”) on the date of purchase if newly issued shares are purchased from us; or

•	the weighted average of the price paid for shares of our common stock if purchased on the open market or in privately negotiated transactions.

No brokerage commissions are charged to you in connection with purchases of shares under the plan. Participants who reinvest dividends on our common stock are charged a service fee of $0.50 per reinvestment to defray, in part, administrative costs of the plan. You will bear the cost of brokerage fees and related service charges relating to sales of shares under the plan.

Our common stock is listed on Nasdaq under the symbol “LNT.” The closing price of our common stock on November 2, 2020 on Nasdaq was $56.69 per share.

Investment in our common stock involves risk. See “Risk Factors” on page 2 of this prospectus for a discussion of certain risks that prospective investors should consider before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 6, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should read this prospectus together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus to “we,” “our,” “us” or similar references mean Alliant Energy Corporation.

THE COMPANY

We are an energy-services provider that operates as a regulated investor-owned public utility holding company. Our primary focus is to provide regulated electric and natural gas service to customers in the Midwest through our two public utility subsidiaries, Interstate Power and Light Company, or IPL, and Wisconsin Power and Light Company, or WPL. We also have non-utility operations. Our utility business is engaged principally in:

•	the generation and distribution of electricity to retail customers in select markets in Iowa and Wisconsin;

•	the distribution and transportation of natural gas to retail customers in select markets in Iowa and Wisconsin;

•	the sale of electricity to wholesale customers in Minnesota, Illinois, Iowa and Wisconsin; and

•	the generation and distribution of steam for two customers in Cedar Rapids, Iowa and various other energy- related products and services.

We are a “holding company” under the Public Utility Holding Company Act of 2005 and are subject to regulation by the Federal Energy Regulatory Commission under that Act.

Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608) 458-3311.

RISK FACTORS

Before you decide to participate in the plan and invest in our common stock, you should carefully consider the specific risks discussed in this prospectus or incorporated by reference herein. In particular, you should consider the risks and uncertainties discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

You will not know the price of our common stock you are purchasing or selling under the plan at the time you elect to reinvest your dividends, purchase additional shares of common stock or instruct the Plan Administrator to sell your shares of common stock.

The price of our common stock may fluctuate between the time you decide to reinvest in, purchase or sell common stock under the plan and the time of the actual reinvestment, purchase or sale. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your reinvestment, purchase or sale authorization.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference in this prospectus, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “may,” “believe,” “expect,” “anticipate,” “plan,” “ project, “ “will,” “projections,” “estimate,” or other similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements included in this prospectus or in a document incorporated by reference herein speak only as of the date of this prospectus or the document incorporated by reference, as the case may be. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under “Risk Factors” on page 2 of this prospectus and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus. Some, but not all, of the risks and uncertainties that could materially affect actual results include the following:

•

IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (“EGUs”) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;

•

the direct or indirect effects resulting from the novel coronavirus, or COVID-19, pandemic on sales volumes, margins, operations, employees, contractors, vendors, the ability to complete construction projects, supply chains, customers’ inability to pay bills, suspension of disconnects and waiving of late fees applied to past due accounts, the market value of the assets that fund pension plans and the potential for additional funding requirements, the ability of counterparties to meet their obligations, compliance with regulatory requirements, the ability to implement regulatory plans, economic conditions and access to capital markets;

•

the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;

•	the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;

•	the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber-attacks, or responses to such incidents;

•

the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;

•

any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum Corporation, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;

•

employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;

•	weather effects on results of utility operations;

•

issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals Rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;

•	increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;

•

the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•	the ability to complete construction of solar projects within the cost caps set by regulators and to meet all requirements to qualify for the full level of renewable tax credits;

•	changes in the price of delivered natural gas, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;

•	disruptions in the supply and delivery of natural gas, purchased electricity and coal;

•

the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;

•

issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;

•

impacts that excessive heat, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, including those related to the August 2020 derecho windstorm, or on the operations of Alliant Energy’s investments;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•

changes to costs of providing benefits and related funding requirements of pension and OPEB plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;

•	material changes in employee-related benefit and compensation costs;

•	risks associated with operation and ownership of non-utility holdings;

•	changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;

•	impacts on equity income from unconsolidated investments from valuations and potential changes to American Transmission Company LLC’s authorized return on equity;

•

impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;

•	the impacts of changes in tax rates, including adjustments made to deferred tax assets and liabilities;

•

changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;

•	the effect of accounting standards issued periodically by standard-setting bodies;

•	the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and

•	other factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K.

We assume no obligation, and disclaim any duty, to update any forward-looking statements, except as required by law.

USE OF PROCEEDS

We have no basis for estimating either the number of authorized but unissued shares of common stock that we will ultimately sell pursuant to the plan or the prices at which we will sell the shares. Any net proceeds we receive from the sale of shares under the plan will be added to our general funds and used for general corporate purposes. We will not receive any proceeds from the sale of shares under the plan that are acquired on the open market or in privately negotiated transactions.

SUMMARY OF PLAN FEATURES

Some of the features of the plan, which are described in greater detail under “The Plan” below, are:

•

If you do not presently own shares of common stock, then you may become a plan participant, assuming some qualifications are met, by completing an Account Authorization Form and making an initial cash investment of not less than $250 nor more than $360,000 per calendar year unless a waiver is granted.

•

If you participate in the plan, then you may acquire additional shares of common stock by making optional cash investments in amounts not less than $25 per investment nor more than $360,000 per calendar year unless a waiver is granted, including any initial investment. The investment amount can be automatically deducted from your bank account or it can be submitted by mail.

•

If you participate in the plan and are our employee or an employee of one of our subsidiaries, then you may also acquire additional shares of common stock by making optional cash investments through payroll deductions. The minimum deduction per pay period is the amount specified on the Payroll Withholding Form. You may not make optional cash payments through payroll deductions of more than $360,000 per calendar year, including any initial investment and any optional cash investments made by means other than payroll deduction.

•	If you participate in the plan, then you may acquire additional shares of common stock automatically by reinvesting all or a portion of your cash dividends paid on shares of common stock you then own.

•	If you participate in the plan, then you may deposit your common stock certificates, at no cost, with the Plan Administrator for safekeeping.

•	If you participate in the plan, then you may have your cash dividends that are not being reinvested electronically deposited into your checking or savings account.

•	If you participate in the plan, then you may sell your shares of common stock held by the plan through the Plan Administrator.

•	Dividends are calculated on all full and fractional shares of common stock in the plan.

•	Personal recordkeeping is simplified by the issuance of statements indicating account activity. You should retain these statements for tax purposes.

•	If you participate in the plan, then you may transfer or make gifts of shares of common stock at no charge.

THE PLAN

The following are the terms and conditions of the plan.

Purpose

The purpose of the plan is twofold. First, the plan provides our shareowners of record and other investors who choose to become shareowners of record and our employees and the employees of our subsidiaries with a simple, convenient and economical method to purchase shares of common stock and to reinvest all or a portion of their cash dividends in additional shares of common stock. Second, the plan provides us with the ability to sell our authorized but unissued shares of common stock to participants in the plan, which will raise funds to increase our equity base for general corporate purposes.

Plan Administration

Equiniti Trust Company d/b/a EQ Shareowner Services administers the plan, keeps records, sends statements of account activity to participants and performs clerical and ministerial duties related to the plan. A broker will make purchases and sales of shares of common stock for the plan in the open market or in privately negotiated transactions. Subject to applicable securities laws and some limitations, the broker will have full discretion as to the timing of, and all matters relating to, purchases and sales of shares of common stock for the plan other than for the purchase from us of authorized but unissued shares. The Plan Administrator will furnish the name of the broker utilized in share transactions within a reasonable time upon written request from the participant.

The Plan Administrator will establish and maintain a separate account under the plan for each participant. The Plan Administrator will credit to your account all shares of common stock, including any fractional shares, computed to three decimal places, purchased for you under the plan, and any shares you deposit through the plan’s share safekeeping service.

Contact Information

You should direct all inquiries and instructions concerning the plan to:

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Register then Register for Online Access

3.	Enter your Company Name, Authentication ID* and Account Number

*

If you do not have your Authentication ID, select I don’t know and complete the online form to have it sent to you. For security, this number is required for first time sign on. The Authentication ID is a unique 12-digit number assigned to you by the Plan Administrator. Your employee number is not applicable.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Select Register then Buy Shares in a Company

3.	Select Alliant Energy Corporation

4.	Select Invest in this company and follow the instructions to buy shares

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-356-5343 Toll-Free

(651) 450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery:

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*	If sending in a certificate for deposit, see certificate deposit and withdrawal information in “Share Safekeeping,” “Optional Mail Loss Insurance” and “Custody of Stock and Issuance of Certificates.”

All correspondence should include your shareowner account number, taxpayer identification or social security number and daytime telephone number where you may be contacted during normal working hours to facilitate a prompt response. Be sure to also refer to “Alliant Energy Corporation.”

Enrollment Procedures

Shareowners

If you are currently a shareowner of record, then you may enroll in the plan at any time online at shareowneronline.com or by completing and returning an Account Authorization Form to the Plan Administrator. The Account Authorization Forms can be found online at shareowneronline.com or by contacting the Plan Administrator either by telephone or in writing.

“Street Name” Holders

If you own shares of common stock that are held on your behalf by a bank, broker, trustee or other agent, then you may enroll in the plan by registering one or more shares of common stock directly in your name and by returning a completed Account Authorization Form to the Plan Administrator. See “Transfer of Shares from Street Name.”

Non-Shareowners

With limited exceptions described below, if you are not currently a shareowner of record, then you may enroll in the plan by completing and returning an Account Authorization Form to the Plan Administrator together with an initial investment of at least $250 plus the enrollment fee, but not more than $360,000 per calendar year unless a waiver is granted, or by authorizing automatic withdrawals (“automatic investments”) of at least $25, in either case which will be used to purchase shares of common stock for your plan account. See “Initial Investments and Optional Cash Investments” and “Methods of Investment.”

Employees

With limited exceptions described below, any of our employees or employees of our subsidiaries may enroll in the plan at any time by completing and returning an Account Authorization Form to the company Shareowner Services representative or by enrolling in the same manner as any other eligible investor described above.

Telephone Privileges

You may establish automated privileges for your plan account, enabling you to execute the following plan requests by telephone:

•	change your dividend reinvestment option (for example, from full to partial reinvestment).

•	sell all or a portion of your plan shares.

•	change the dollar amount of or terminate automatic withdrawals from your bank account.

Certain restrictions may apply.

To establish automated privileges for your plan account, you will need to authorize automated access for your account. Please contact the Plan Administrator for further information.

Internet Privileges

You may establish automated privileges for your plan account, enabling you to execute the following plan requests online:

•	enroll in the plan.

•	change your dividend reinvestment option (for example from full to partial reinvestment).

•	sell all or a portion of your plan shares, provided that, for joint accounts, you have previously authorized automated account access.

•	authorize or change the dollar amount or terminate automatic withdrawals from your bank account.

Certain restrictions may apply.

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Register then Register for Online Access

3.	Enter your Company Name, Authentication ID* and Account Number

*	If you do not have your Authentication ID, select I don’t know and complete the online form to have it sent to you. For security, this number is required when logging in the first time.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Select Register then Buy Shares in a Company

3.	Select Alliant Energy Corporation

Select Invest in this company and follow the instructions to buy shares

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

Exceptions

We reserve the right to prohibit participation in the plan by non-shareowners who reside in a state where participation in the plan by non-shareowners who reside in that state would require us to take special action under the securities or “blue sky” laws of the state and we have not yet taken the required action. We also reserve the right to prohibit participation in the plan by any investor, whether or not a holder of record of shares of common stock, who is a citizen or resident of a country other than the United States, if his or her participation would violate local laws and regulations applicable to us or the prospective participant. In any such case, the Plan Administrator will return any Account Authorization Form and initial investment tendered by any non-shareowner who resides in such state or country.

General

The Plan Administrator will process the Account Authorization Form as soon as administratively possible. Participation in the plan will begin after the Plan Administrator has reviewed and accepted a properly completed form.

Transfer of Shares from Street Name

If you are a beneficial owner of common stock whose shares are registered in the name of a bank, broker, trustee or other agent, then you may participate in the plan with respect to these shares by either:

•

transferring the shares to a plan account by directing your agent (for example, your bank, broker or trustee) to register the shares directly in your name and having the agent deliver a certificate to you, or

•	instructing your agent to transfer the shares to the Plan Administrator to be deposited into the plan for “share safekeeping” for credit to your plan account. See “Share Safekeeping.”

Initial Investments and Optional Cash Investments

If you are not currently a shareowner of record, then you must make an initial investment of at least $250 plus the enrollment fee, but not more than $360,000 per calendar year unless a waiver is granted, in the form of a personal check or an automatic investment of at least $25 or, for employees, payroll deductions of at least the amount specified on the Payroll Withholding Form, and you must include your initial investment with the completed Account Authorization Form you return to the Plan Administrator. See “Methods of Investment.”

Once you are enrolled in the plan, you may purchase additional shares of common stock using the plan’s optional cash investment feature. You must make optional cash investments in amounts of not less than $25 per investment and may not aggregate more than $360,000 per calendar year unless a waiver is granted, including any initial investment, whether by check or automatic investment. The Plan Administrator will not waive these restrictions; however, the $25 minimum is not applicable to employee participants who make investments through payroll deductions. You have no obligation to make an optional cash investment at any time, and the amount of your investments may vary.

The Plan Administrator must receive the Account Authorization Form, which is subject to review, along with the initial investments and enrollment fee at least one business day prior to the next investment date (as defined under “Purchase of Common Stock”). The Plan Administrator will invest initial investments and optional cash investments generally within five (5) trading days, provided the Plan Administrator receives such investments at least one business day prior to that investment date.

Neither we nor the Plan Administrator will pay interest on any initial investments or optional cash investments received and held for investment under the plan. Therefore, it is to your benefit to mail an initial investment or an optional cash investment so that the Plan Administrator receives it shortly, but not less than one business day, before an investment date. To receive dividends, the Plan Administrator must have received and invested an initial investment or an optional cash investment on the investment date prior to the dividend record date.

Upon written request, the Plan Administrator will refund your initial investment or any optional cash investment, provided the Plan Administrator receives your request at least two business days prior to the investment date following receipt of your investment. However, the Plan Administrator will not make a refund until it actually receives the funds.

Methods of Investment

Your total annual investment cannot exceed $360,000 per calendar year unless a waiver is granted and must be made in U.S. dollars, drawn on a U.S. or Canadian financial institution. For the purpose of applying this limit, all investments during any calendar year, including initial and optional cash investments, but excluding dividend reinvestments and deposits of shares in the plan’s share safekeeping service, are aggregated. Neither we nor the Plan Administrator will pay any interest on amounts held for pending investment.

Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Check Investment

You may make initial investments and optional cash investments by personal check payable to “EQ Shareowner Services.” Initial investments are subject to collection for the full face value in U.S. funds.

If a check or automatic investment is returned unpaid for any reason, then the Plan Administrator will consider the request for investment of these funds null and void. If any shares have been purchased with these funds, then the Plan Administrator will be entitled to remove those shares from the participant’s account and sell those shares to satisfy the balance of the uncollected funds. If the net proceeds from the sale are insufficient to cover this balance, then the Plan Administrator will, in addition to any other rights we may have, be entitled to sell any additional shares from your account that may be necessary to satisfy the uncollected balance.

Automatic Investment

You may set up a one-time, semi-monthly or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Form by mail (see Contact Information). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from your designated bank account on or about the 10th and/or the 25th of each month and will be invested in our common stock generally within five trading days. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to your statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

Electronic Direct Deposit

You may have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form. Please be sure to include a voided check for a checking account or a savings deposit slip for a savings account with your completed form. If your stock is jointly owned, all owners must sign the form.

Payroll Deductions

Our employees or employees of our subsidiaries may also make optional cash investments by means of payroll deduction. To initiate payroll deductions, the employee must complete and return to the HR Administrator a Payroll Withholding Form.

The Payroll Withholding Form, which allows participating employees to decide the dollar amount to be deducted from their paychecks for each pay period, will become effective as soon as administratively possible. Deductions will be used to purchase full and fractional (computed to three decimal places) shares of common stock on the next investment date. The minimum deduction per pay period is the amount specified in the Payroll Withholding Form.

Payroll deduction authorizations will remain in effect until cancelled or modified by the employee, which a participating employee may accomplish by completing and returning a new Payroll Withholding Form indicating the change desired. To be effective with respect to the next payroll deduction, the HR Administrator must receive the new Payroll Withholding Form at least ten business days preceding that date.

Dividend Reinvestment Options

When you enroll in the plan you may choose one of three reinvestment options for dividends. If you do not select an option, the Plan Administrator will default your choice to Full Dividend Reinvestment. Your dividend reinvestment options are as follows:

Full Dividend Reinvestment – All cash dividends payable on shares held in the plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares of common stock. The participant will not receive cash dividends from us; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the plan account. (RD)

Partial Cash Dividend By Share Amount – A participant may elect to be paid for a portion of the dividend in cash and reinvest the remainder. The partial elected to be paid will be applied to the total shares held in the plan, along with any shares held in physical certificate form or held through book-entry DRS. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (PS-N)

Cash Dividends – All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the plan, any shares held in physical certificate form or held through book-entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.

You may change your election at any time online, by telephone, or by sending a new Account Authorization Form by mail. If you do not select an option, the Plan Administrator will default your choice to full dividend reinvestment. Changes received after the record date of a dividend will be effective for the following dividend.

The Plan Administrator will apply all or a portion of your dividends, as elected (less any applicable fee), to purchase additional whole and fractional shares.

Dividends are invested as soon as administratively possible on or following the dividend payable date, generally within five trading days and no later than 30 trading days following the dividend payable date. Depending on the number of shares being purchased and the current trading volume, a purchase may be executed in multiple transactions that may occur on more than one day. Should this occur, the price will be the average of all trades executed.

We will publicly announce dividend record dates. The payment of dividends is at the discretion of our Board of Directors and will depend upon our future earnings, our financial condition and other factors. Our Board of Directors may change the amount and timing of dividends at any time without notice.

If you elect to cease the reinvestment of your dividends, then you may receive them by check or electronic direct deposit. You may also continue to have the Plan Administrator hold your shares through the share safekeeping service, buy shares with optional cash investments, and sell or transfer the shares as you desire. See “Share Safekeeping,” “Initial Investments and Optional Cash Investments,” “Sale of Common Stock” and “Gift/Transfer of Shares Held in the Plan.”

On each applicable investment date, we will pay over to the Plan Administrator all cash dividends payable on shares held by the Plan Administrator for all participants who are reinvesting their dividends in the plan. The Plan Administrator will apply the dividends after deducting withholding taxes, if any, and any administrative fees, including the $0.50 dividend reinvestment service fee, to the purchase of shares of common stock. The Plan Administrator will credit the proportionate number of shares, computed to three decimal places, purchased by the Plan Administrator to your account. See “Purchase of Stock.”

Purchase of Common Stock

Reinvested common stock dividends, initial investments, optional cash investments and proceeds, which will be treated regardless of the amount as optional cash purchases, from the sale or redemption of common stock subscription or other rights, if any, received by the Plan Administrator on behalf of participants will be used to acquire either outstanding shares of common stock or authorized but unissued shares of common stock from us, provided that we are willing to sell the common stock. Purchases of outstanding shares of common stock on behalf of plan participants may be made on any stock exchange in the United States where our common stock is traded, in the over-the-counter market or by privately negotiated transactions on terms that the broker for the Plan Administrator may reasonably determine at the time of purchase. Any shares purchased from us will be made in accordance with applicable requirements.

The Plan Administrator and its designated broker may combine your funds with those of other participants for the purpose of purchasing shares. Neither we, the Plan Administrator nor any affiliated purchasers will exercise any direct or indirect control or influence over the times when, or prices at which, the designated broker may purchase common stock for the plan or the amount of shares the designated broker may purchase.

Purchases of shares of common stock under the plan will be made on or about the following applicable “investment dates”:

•

The investment dates for initial investments and optional cash investments will be generally within five (5) trading days from receipt of your investment amount (or the first business day thereafter if such day of the month falls on a weekend or holiday).

•

The investment date for reinvested cash dividends will be each dividend payment date (except when the dividend payment date does not fall on the fifteenth day of the month, in which case the investment date for reinvested cash dividends will be the first business day after such dividend payment date).

Purchases may be made over a period of several days in the case of open market purchases. All open market purchases will be aggregated for the investment date.

For a number of reasons, including observance of the rules and regulations of the SEC or other regulatory agencies requiring temporary curtailment or suspension of purchases, the investment of all or part of the funds available in your account may be delayed from time to time. Neither we nor the Plan Administrator will pay any interest on funds held pending investment. However, shares of common stock will either be purchased within 35 days of receipt of initial investments or optional cash investments or funds will be returned to you.

The Plan Administrator will credit your account with that number of shares of common stock, including any fractional shares, computed to three decimals, equal to the total amount to be invested divided by the applicable purchase price per share.

The Plan Administrator is authorized to choose a broker at its sole discretion to facilitate purchases and sales of common stock by plan participants. The Plan Administrator will furnish the name of the registered broker utilized in share transactions within a reasonable time upon written request from you.

The Company’s common shares are not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, EQ Shareowner Services or the Company, and are subject to investment risks, including the possible loss of principal amount invested. Common shares held in the plan are not subject to protection under the Securities Investor Protection Act of 1970.

Price to Participants

The price of newly-issued shares of common stock purchased from us for participants will be the average, computed to four decimal places, of the high and low sale prices of shares of common stock as reported on Nasdaq on the applicable investment date. If no trading occurs on Nasdaq in the common stock on the applicable investment date, then the price will be determined with reference to the next preceding date on which the common stock is traded on Nasdaq. The price of shares of common stock purchased for participants on the open market or in privately negotiated transactions will be the weighted average price of all the shares purchased for the applicable investment date. If an investment under the plan is at any time made in both newly-issued and already outstanding shares, then the shares purchased will be allocated among the accounts of all participants for whom funds are being invested at that time.

Under the plan, you do not have the ability to order the purchase of a specific number of shares, purchase of shares at a specified price or a particular date of purchase, as could be done with respect to purchases through a broker.

Sale of Common Stock

Sales are usually made through a broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which our common shares are traded. Depending on the number of our shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the plan with other plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant. See “Investment Summary and Fees” for details. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after the settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

Our share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

You are required to maintain a balance of one or more full shares of common stock or we may terminate your plan account. We will treat a request to sell all shares held in your account as a withdrawal from the plan. See “Our Termination of an Account” and “Withdrawal and Termination.”

Share sales by our employees, affiliates and Section 16 officers must be made in compliance with our Insider Trading Policy.

Custody of Stock and Issuance of Stock Certificates

The Plan Administrator will hold all shares purchased on your behalf through the plan in safekeeping in its name or the name of its nominee. However, you may at any time and without charge, obtain a certificate for all or part of the whole shares credited to your plan account by making a request in writing to the Plan Administrator. The Plan Administrator will not issue any certificates for fractional shares. Obtaining certificates for your plan account shares in no way affects dividend reinvestment. See “Dividend Reinvestment Options.”

Share Safekeeping

The plan’s “share safekeeping” service allows you to deposit common stock certificates held by you with the Plan Administrator for safekeeping. The advantages of the share safekeeping service are:

•

The risk associated with the loss of your stock certificate(s) is eliminated. If your certificates are lost or stolen, then you cannot sell or transfer your shares without first obtaining replacement certificates. This process of replacing lost certificates could take several weeks and would result in cost and paperwork, both for you and for us.

•

Certificates deposited with the Plan Administrator will be transferred into the Plan Administrator’s name or the name of its nominee and credited to your account under the plan. The shares then will be treated in the same manner as shares purchased through the plan, and you may conveniently and efficiently sell or transfer those shares through the plan. See “Sale of Common Stock,” “Gift/Transfer of Shares Held in the Plan” and “Withdrawal and Termination.”

•	You have all plan options available to you, including full or partial reinvestment and/or receiving dividends by check or electronic deposit.

To participate in the plan’s share safekeeping service, you must complete and deliver an Account Authorization Form, along with the common stock certificates you wish to deposit, to the Plan Administrator. Because the participant bears the risk of loss in sending stock certificates, it is recommended that the participant send them by registered mail, insured for at least 4% of the then current market value, and request a return receipt. You should not endorse the certificates or complete the assignment section. You may obtain an Account Authorization Form at shareowneronline.com or by contacting the Plan Administrator directly. If you have lost any of your certificates, then you must replace them before you may participate in the share safekeeping service.

Optional Mail Loss Insurance

Participants are advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. The Plan Administrator offers low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to “EQ Surety Program,” along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail, should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Gift/Transfer of Shares Held in the Plan

To authorize a transfer or gift of plan shares, a participant must submit a Stock Power Form with instructions to transfer ownership of shares, to the Plan Administrator. The Form can be found at shareowneronline.com. For additional assistance regarding the transfer of plan shares, contact the Plan Administrator. See “Contact Information.” Your signature on the Stock Power Form will require a “Medallion Signature Guarantee” by a financial institution.

A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

If a participant’s request to transfer all plan shares in an account is received between a dividend record date and payable date, the request will be processed and a separate dividend check will be mailed to the participant.

A participant can also gift shares from a plan account to a non-participant by making an initial cash investment to establish an account in the recipient’s name. An optional cash investment can also be submitted on behalf of an existing plan participant. See “Investment Summary and Fees” for Minimum and Maximum Cash Investment amounts. If a participant’s investments or transfers are made to an existing account, dividends on the shares credited to such investments or transfers will be invested in accordance with the elections made by the existing account owner.

Waiver to Allow for Large Cash Purchases

Submission of Requests for Waiver

Optional cash investments of more than $360,000 annually (including any initial investments in excess of $360,000) (“Large Cash Purchase”) may be made only by investors that submit a request for waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should telephone Alliant Energy Corporation at 1-608-458-3974 or access our corporate website to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase Request Form.

Large Cash Purchase Request Forms may be obtained online through our website at alliantenergy.com/shareowners or through our transfer agent, EQ Shareowner Services, at shareowneronline.com. We must receive completed Large Cash Purchase requests by delivery to shareownerservices@alliantenergy.com and waiverdiscount@equinit.com by no later than 4:00 p.m. Central Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. We will notify by return email or by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 4:00 p.m. Central Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 2:00 p.m. Central Time on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests

We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the plan is then purchasing shares of common stock from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of shares of common stock under the plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of shares of common stock under the plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the plan and the number of shares of common stock held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $360,000 annually for which we have received Large Cash Purchase requests under the plan.

Price of Shares Purchased Pursuant to Large Purchase Requests

Large Cash Purchases will be priced as follows:

To determine the purchase price of shares of common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of common stock, subject to the qualifications described below. Each day in the pricing period on which shares of common stock are purchased is referred to as a “Purchase Date.” The price for shares of common stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of common stock, as traded on the composite exchanges during regular Nasdaq hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of common stock, rounded to four decimal places, as traded during regular Nasdaq hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of common stock on that date. Funds that are not invested will be returned without interest, as described below.

The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of common stock on the composite exchanges.

Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 3.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the plan, the attractiveness of obtaining financing through the sale of shares of common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

Any investor purchasing shares of common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of common stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although plan shares of common stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

If we elect to use the continuous settlement feature, shares of common stock will be credited to the plan accounts of investors purchasing shares of common stock pursuant to requests for a Large Cash Purchase as soon as administratively possible after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of common stock to be sold pursuant to a Large Cash Purchase request.

We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of common stock because the threshold price is not met or shares of common stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of common stock are not traded on the composite exchanges.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $360,000 made by one or more participants in the plan or new investors, at any time and from time to time, prior to the granting of any request for waiver.

Withdrawal and Termination

A participant may terminate participation in the plan at any time by instruction to the Plan Administrator. Requests can be made online, by telephone or through the mail. A participant requesting termination may elect to retain plan shares or to sell all or a portion of the shares in the account. If a participant chooses to retain the plan shares, they will be converted and held in book-entry DRS. Any fractional shares will be sold and a check will be sent to the participant for the proceeds. If a participant chooses to sell the plan shares, the Plan Administrator will sell such shares at the current market value and will send the proceeds to the participant, less fees and any applicable taxes. If no election is made in the request for termination, whole plan shares will be converted to book-entry DRS. Upon termination, any uninvested contributions will be returned to the participant. Any future dividends will be paid in cash, unless the participant rejoins the plan.

If the participant’s request to terminate participation in the plan is received on or after a dividend record date, but before the dividend payable date, the participant’s termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.

The Plan Administrator reserves the right to terminate participation in the plan if a participant does not have at least one whole share in the plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.

Stock Splits, Stock Dividends and Rights Offerings

The Plan Administrator will credit to your account any shares distributed pursuant to stock dividends or stock splits affected by us on shares held by the Plan Administrator for you. If we make available to holders of our common stock subscription or other rights to purchase additional shares of common stock or other securities, then the Plan Administrator will, if and when the rights trade independently, sell the rights accruing to all shares held by the Plan Administrator for the participants and will apply the net proceeds of the sale to the purchase of common stock. However, we will, in advance of a subscription offer, or, if the rights may not be independently traded upon issuance, prior to the date on which the rights trade independently, inform you that if you do not want the Plan Administrator to sell your rights and invest the proceeds, then it will be necessary for you to transfer all full shares held under the plan to your own name by a given date. This would permit you to exercise, transfer or sell the rights on the shares. If rights issued by us are redeemed prior to the date that the rights trade independently, then the Plan Administrator will invest the resultant funds in additional shares of common stock.

If you request to terminate your participation in the plan or request a sale of plan shares between the record date and the payment date for a stock distribution, the request will not be processed until the stock distribution is credited to your plan account.

Voting Rights

Participants in the plan will receive voting materials and have the sole right to vote the shares of common stock held for them in the plan. In the event a participant does not provide direction for voting, the participant’s plan shares will not be voted.

Participants are encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the proxy card properly signed and dated. A participant’s shares will be voted in accordance with the most recent submitted instructions.

Fees and Charges

No brokerage commissions are charged to you in connection with purchases of shares of common stock through the plan. Participants who reinvest dividends on our common stock are charged a service fee of $0.50 per reinvestment to defray, in part, administrative costs of the plan. A brokerage commission, electronic deposit fee and service fee are deducted from the proceeds of any sale of shares of common stock through the plan. The Plan Administrator reserves the right to change these fees or charge participants other fees in the future. Notices of such future changes or additional fees will be sent to participants at least 30 days prior to their effective date. Any such change will be deemed to be accepted by participants who do not terminate participation in the plan prior to the effective date of the change. The following fees apply to your participation in the plan as of the date of this prospectus:

Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	$0.50
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid

Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.09
Direct deposit of sale proceeds	$5.00

Other fees
Certificate issuance	Company paid
Certificate deposit	Company paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$20.00 per year

Statements and Reports

You will receive statements showing all transactions in your account, including the amount invested, the price paid per share, the number of shares purchased and total shares accumulated. You should retain these statements for purposes of establishing the cost basis of shares purchased under the plan for income tax and other purposes.

In addition, you will receive copies of the same communications we send to all other holders of common stock, including our annual reports, notices of annual meetings and proxy statements, and information you need for reporting dividend income for federal income tax purposes.

All notices, statements and reports to you will be addressed to you at your last address the Plan Administrator has on record. Therefore, you must promptly notify the Plan Administrator online, by phone or in writing of any change of address.

You may elect to have your statement and other information sent to you automatically by initiating e-Delivery through shareowneronline.com.

No Right to Draw Against Account

You will not have a right to draw checks or drafts against your account or give instructions to the Plan Administrator with respect to any shares or cash held therein, except as expressly provided in this prospectus.

Duties and Responsibilities

Neither we, the Plan Administrator nor its nominee will have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan, nor will we have any duties, responsibilities or liabilities except such as are expressly set forth in this prospectus.

In administering the Plan, neither we, the Plan Administrator nor any independent agent selected by the Plan Administrator will be liable for any good faith act or omission to act, including, but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which common stock are purchased or sold, or (iii) as to the value of the common stock acquired for participants. Buying and selling common stock is subject to investment risk. The price may fall or rise during the period between a request for investment or sale, its receipt by the Plan Administrator, and the ultimate transaction in the open market. Any decision to purchase or sell securities through the plan must be made by you upon your own research and judgment. The price risk will be borne solely by the participant.

The Plan Administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of this plan, and no implied duties, fiduciary or otherwise, should be read into this plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth in this prospectus, to be performed by it, and no implied covenants or obligations should be read into this plan against the Plan Administrator or us.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, will not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under the plan. In no event will the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator will: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator will not be responsible or liable for any failure or delay in the performance of its obligations under the plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator will use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

The Plan Administrator is authorized to choose a broker at its sole discretion to facilitate purchases and sales of our common stock by plan participants. The Plan Administrator will furnish the name of the registered broker utilized in share transactions within a reasonable time upon written request from the participant.

The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Contact the Plan Administrator to determine if a particular request, including any sales request, must be submitted in writing.

Any notice, instruction, request, election or direction that is required or permitted under the plan will become effective when received by the Plan Administrator.

Except as otherwise expressly provided in this prospectus, participants may not sell, pledge, hypothecate or otherwise assign or transfer the participant’s account any interest therein or any cash or shares credited to the participant’s account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer will be effective. Nothing in the plan will affect a shareowner’s rights in respect to shares for which certificate(s) have been received.

Change or Termination of the Plan

We reserve the right to amend, modify, suspend or terminate the plan in whole, in part, or with respect to participants in one or more jurisdictions. The Plan Administrator will send notice of any suspension, termination or significant amendment, or modification of the plan to all affected participants. No such event will affect any shares then credited to a participant’s account. Upon any whole or partial termination of the plan by us, whole shares credited to an affected participant’s account under the plan will be converted to book-entry DRS shares and a cash payment will be made for any fraction of a share. Fractions of shares will be valued at the then current market price, determined in the same manner as provided with respect to the sale of whole shares, less brokerage commissions, service fees and withholding tax, if any. Any uninvested funds held by the Plan Administrator at the time of any suspension or termination of the plan will be remitted by the Plan Administrator to affected participants.

Our Termination of an Account

The Plan Administrator may terminate your enrollment in the plan if you no longer hold any shares of record and your plan shares total less than one whole share of common stock. At our discretion, the Plan Administrator may also terminate your participation in the plan upon written notice mailed to you at the address appearing on our records. Upon termination, you will receive book-entry DRS for whole shares held in your account and a check for the value of any fractional share held in your plan account. Fractions of shares will be valued at the then current market price, determined in the same manner as provided with respect to the sale of whole shares, less brokerage commissions, services fees and withholding tax, if any.

Interpretation of the Plan

We may in our discretion interpret and regulate the plan as we deem necessary or desirable in connection with the operation of the plan and resolve questions or ambiguities concerning the various provisions of the plan.

Governing Law

The plan will be governed by the internal laws of the State of Wisconsin.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth some of the general U.S. federal income tax consequences for an individual participating in the plan and holding shares of common stock as a capital asset. This discussion is not, however, intended to be an exhaustive treatment of the tax consequences and does not constitute tax advice. The following discussion is based upon existing tax laws, regulations and rulings on the date of this prospectus. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the plan, you should consult your own tax advisor to determine the particular tax consequences, including state income, local or foreign tax consequences, that may result from participation in and the subsequent disposal of shares purchased under the plan.

General Considerations

In general, participants reinvesting dividends under the plan have the same federal income tax consequences with respect to their dividends as do shareowners that are not reinvesting dividends under the plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested to the extent we have earnings and profits. This treatment applies with respect to both the shares of common stock held of record by the participant and the participant’s plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of shares of common stock for the participant’s plan account. If shares are purchased on the open market or in a privately negotiated transaction, then the participant’s share of brokerage fees, if any, that we pay will also be taxed as an additional dividend to that participant, to the extent we have earnings and profits. Subject to holding-period requirements and certain other limitations, dividends received with respect to our common stock by certain non-corporate shareowners generally will be treated as qualified dividend income that is taxable to such shareowner at preferential capital gain tax rates. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of a shareowner’s basis in such shareowner’s common stock and thereafter as capital gain. Some corporate shareowners may be entitled to a dividends received deduction with respect to amounts treated as dividends.

Shares or any fractions of shares of common stock purchased on the open market or in a privately negotiated transaction with reinvested dividends generally will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend to the participant. Shares or any fractions of shares of common stock purchased from us with reinvested dividends will have a tax basis equal to the amount of the reinvested dividend. Whether purchased on the open market or in a privately negotiated transaction or from us, the shares or any fractions of shares will have a holding period beginning on the day following the purchase date.

Participants that make initial or optional cash investments under the plan will be deemed to have received an additional taxable dividend in the amount of the participant’s pro rata share of the brokerage commissions, if any, that we pay, to the extent we have earnings and profits. Such brokerage commissions will only be incurred on the purchase of the common stock in the open market or in privately negotiated transactions. Shares or any fractions of shares purchased with initial or optional cash investments generally will have a tax basis equal to the amount paid for those shares increased by the amount of brokerage fees, if any, treated as a taxable dividend to the participant with respect to those shares or fractions of shares. The holding period for the shares or fractions of shares will begin on the day following the purchase date.

Participants should not be treated as receiving an additional taxable dividend based upon their pro rata share of the costs of administering the plan that we pay. However, we cannot provide any assurances that the Internal Revenue Service (“IRS”) will agree with this position. We have no present plans to seek formal advice from the IRS on this issue.

Participants will not recognize taxable income when they receive certificates for whole shares credited to their account, either upon their request for the certificates or upon withdrawal from, or termination of the plan. However, participants generally will recognize gain or loss when shares acquired under the plan are sold or exchanged either through the plan at their request or by participants themselves after receipt of certificates for shares from the plan. Participants also generally will recognize gain or loss when they receive cash payments for fractional shares credited to their accounts, upon the sale of shares through the plan or upon withdrawal from or termination of the plan. The amount of gain or loss is the difference between the amount that the participant receives for his or her whole shares or fractional shares and the tax basis thereof. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss, long-term or short-term depending on the participant’s holding period. In the case of certain non-corporate shareowners, long-term capital gain generally will be taxable to such shareowner at preferential capital gain tax rates. The deductibility of capital losses is subject to certain limitations.

The plan assumes that each participant will use the first-in, first out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. If the instructions are not in good order, the Plan Administrator will default to the FIFO method. Participants may designate their preference for specific identification cost basis at any time.

An additional 3.8% tax will be imposed on certain non-corporate shareowners based on the lesser of (i) the “net investment income” or (ii) the excess of modified adjusted gross income of any such shareowner over a threshold amount, in the case of domestic shareowners who are individuals, and on the lesser of (i) the undistributed “net investment income” or (ii) the excess of modified adjusted gross income over a threshold amount, in the case of certain domestic shareowners that are estates and trusts. Among other items, “net investment income” generally would include gross dividend income, and net gain from the sale, exchange, redemption, or other taxable disposition of a share, less certain deductions. Non-corporate shareowners should consult with their tax advisors or counsel regarding the effect, if any, of this tax on their ownership and disposition of our common stock.

Tax Withholding

In the case of a participating foreign shareowner whose dividends are subject to U.S. federal income tax withholding, or a participating domestic shareowner subject to backup withholding (currently at a 24% rate) because a correct taxpayer identification number has not been furnished or otherwise, the tax required to be withheld will be deducted from the amount of any cash dividend reinvested. Since any withholding tax applies also to a dividend on shares credited to the participant’s plan account, only the net dividend on the shares will be applied to the purchase of additional shares of common stock. The regular statements sent to participants will indicate the amount of tax withheld. Likewise, participants selling shares through the plan who are subject to backup or other withholding will receive only the net cash proceeds from the sale as required by the Internal Revenue Code and the Treasury Regulations thereunder. Neither we nor the Plan Administrator can refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of payments of U.S. source dividends, unless the beneficial owner of the payment provides the appropriate IRS Form W-8 entitling such person to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Subject to the proposed Treasury regulations discussed below, gross proceeds received from the sale or other disposition of stock that can produce U.S. sourced dividends will also be subject to potential FATCA withholding. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued, but such Treasury regulations are subject to change. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.

DIRECT REGISTRATION

We are a participant in the Direct Registration System, or DRS. Book-entry DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name without the need for physical certificates and are held separately from any plan shares you may own. Shares held in book-entry DRS have all the traditional rights and privileges as shares held in certificate form. Any future share transactions will be issued to book-entry form rather than physical certificates unless you specify otherwise. With book-entry DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place;

•	eliminate the cost associated with replacing lost, stolen or destroyed certificates; and

•	move shares electronically to a broker.

You may convert any stock certificates you are currently holding into book-entry form. There is no cost to you for this safekeeping service and by doing so you will be relieved of the responsibility for loss or theft of your certificates. To participate in this safekeeping service, you must submit in writing a request to deposit your certificates to your book-entry DRS account. Send your written request, along with the common stock certificates you wish to deposit, to the Plan Administrator. Because you bear the risk of loss in sending the stock certificates, it is recommended that you send them by registered mail, insured for at least 4% of the then current market value, and request a return receipt. You should not endorse the certificates or complete the assignment section. See “Share Safekeeping” and “Optional Mail Loss Insurance.”

You may choose to have a portion or all of your full book-entry shares delivered directly to a broker. When using a broker to facilitate a share movement, provide the broker with a copy of your DRS account statement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Perkins Coie LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Alliant Energy Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed registration statements on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statements, but does not contain all of the information included in the registration statements or the exhibits. You may read and copy the registration statements and any other document that we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington D.C. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also find our public filings with the SEC on the SEC’s website at sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

(a)    Our  Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b)    Our Quarterly Reports on Form  10-Q for the quarters ended March  31, 2020, June  30, 2020 and September 30, 2020;

(c)     Our Current Reports on Form 8-K filed on March  5, 2020, April  2, 2020, May  22, 2020, June  2, 2020 and October 29, 2020; and

(d)    the description of our common stock contained our  Registration Statement on Form 8-A, dated December 28, 2018, as updated by the description of the Company’s common stock contained in Exhibit 4.26 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of our common stock. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You can obtain any of the documents incorporated by reference in this document from the SEC through the SEC’s website at the address provided above. We will provide to you documents incorporated by reference without charge, upon your written or oral request, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following:

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

Attention: James H. Gallegos, Executive

Vice President, General Counsel and Corporate Secretary

Telephone: (608) 458-3311

You may also access these documents on our website, alliantenergy.com. However, the information on our website is not part of this prospectus.

Alliant Energy Corporation

Shareowner Direct Plan

CUSIP # 018802 10 8

PROSPECTUS

November 6, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the offering described in this registration statement.

Amount to be Paid
SEC filing fee	$9,604
Legal fees and expenses	40,000
Accounting fees and expenses	20,000
Printing and mailing expenses	1,000
Miscellaneous fees and expenses	4,396

Total	$75,000

Item 15.	Indemnification of Directors and Officers

Pursuant to the provisions of the Wisconsin Business Corporation Law and Article VIII of the Registrant’s Bylaws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareowners in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareowners or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s Bylaws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrants also carries directors’ and officers’ liability insurance.

Item 16.	Exhibits

The exhibits listed below are filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Alliant Energy, as amended (incorporated by reference to Exhibit 4.1 to Alliant Energy’s Registration Statement on Form S-8 (Reg. No. 333-117654))

4.2	Articles of Amendment to Restated Articles of Incorporation of Alliant Energy, as amended, effective May 4, 2016 (incorporated by reference to Exhibit 3.1 to Alliant Energy’s Form 10-Q for the quarter ended March 31, 2016 (File No. 1-9894))

Exhibit Number	Description

4.3	Amended and Restated Bylaws of Alliant Energy, effective October 27, 2020, (incorporated by reference to Exhibit 3.1 to Alliant Energy’s Form 8-K, filed October 29, 2020 (File No. 1-9894))

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney

Item 17.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is subject to Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)     That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on November 6, 2020.

ALLIANT ENERGY CORPORATION

By:	/s/ JOHN O. LARSEN
Name:	John O. Larsen
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on November 6, 2020.

Signature	Title

/s/ JOHN O. LARSEN John O. Larsen	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ ROBERT J. DURIAN Robert J. Durian	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ BENJAMIN M. BILITZ Benjamin M. Bilitz	Chief Accounting Officer and Controller (Principal Accounting Officer)

* Patrick E. Allen	Director

* Jillian C. Evanko	Director

* Michael D. Garcia	Director

* Singleton B. McAllister	Director

* Roger K. Newport	Director

* Thomas F. O’Toole	Director

* Dean C. Oestreich	Director
* Carol P. Sanders	Director
* Susan D. Whiting	Director

*	/s/ ROBERT J. DURIAN
Robert J. Durian Attorney-in-Fact